May 1, 1996



Mr. Joseph P. Durrett
293 Talcott Notch Road
Farmington, CT  06032

Dear Joe:

This letter will confirm our discussion regarding the terms and conditions of your leaving the position of President and Chief Operating Officer of ADVO, Inc.

1.  Your termination date from your position with ADVO is May 3, 1996.

2. Effective at the end of business on May 3, 1996, you will be placed on inactive wage continuation pay status for a period of 52 weeks. While on inactive pay status, you will be paid on each regular pay date throughout this period at your current rate of pay. You will be available for consulting on transitional matters on a reasonable basis. Your participation in the Company's medical, dental, group universal life, dependent life, executive disability or 401(k) may continue up to the date your wage continuation ends (provided you make any required associate contributions). You will continue to be covered by the Company's basic group life insurance plan. Matching employer Social Security contributions will be made on your behalf throughout this period as well. You will not be eligible for Workers' Compensation, vacation accrual, or auto allowance beyond your termination date. Any earned vacation pay you have not taken will be paid in a lump sum and added to your last wage continuation payment. You will also resign your seat on the ADVO Board of Directors as of May 3, 1996.

3. Pursuant to your July 13, 1992 Employment Agreement with ADVO (the "Employment Agreement"), you will be paid a target bonus at the time you leave the inactive payroll or November 15, 1996, whichever comes first. You will have no other bonus entitlement.

4. Per the Employment Agreement, you have the right to request the amounts described above in one lump sum, which you must do before May 13, 1996. The terms of the Employment Agreement will apply in this case.

Mr. Joseph P. Durrett
May 1, 1996
Page Two


5. You will be given full outplacement assistance at Beam Pines, Inc. Your contact within that company will be Mike Keosky (203/678-2686) and Tom Van Berkem will be your ADVO contact for that purpose.

6. All company property (i.e., keys, security access card, etc.) must be returned to me. You will maintain use of your lap top computer, as well as your home ADVO computer system, while you are on inactive status, after which it needs to be returned to my office.

7. If you obtain other employment during your period of wage continuation and inactive pay status, you must notify me of such other employment. You will then be removed from inactive pay status on the day on which you begin such employment. Your benefits will terminate and all remaining severance will be given to you in a lump sum, less applicable withholding.

8. ADVO will not contest, on the basis of termination, any application which you make for unemployment compensation at the appropriate agency as long as all other aspects of the application are accurate.

9. As long as you are on the inactive wage continuation status described, all stock options shall continue to vest on their normal schedule. When you leave inactive wage continuation status, all vesting shall cease. You will have three months after that date in which to exercise any outstanding options. You can contact David Stigler directly at (203) 285-6120 for more information about stock-related matters.

10. Within 14 days of the end of your wage continuation period, you will receive notification of your right under COBRA legislation to elect continuation of group coverage under the Company's medical and/or dental plans. Additionally, you may have the option to convert your group medical coverage to an individual policy basis. You will receive the written COBRA notice from the Corporate Benefits Department (203/285-6307), and may inquire to them about details regarding these privileges.

11. In consideration for the outplacement described in Paragraph No. 5 and the continued vesting described in Paragraph No. 9, which you would otherwise not have been entitled to, you affirm that your leaving ADVO is not caused by any act of discrimination by ADVO, its employees, officers or directors, past or present. You agree not to make any claims of any kind against ADVO before any agency, court or other forum, and you agree to release ADVO from any claim, known or unknown, arising in any way from any actions taken by ADVO up to the date of the signing of this Agreement including, but not

Mr. Joseph P. Durrett
May 1, 1996
Page Three

     limited to, Title VII of the Civil Rights Act of 1964 as Amended, 42 U.S.C. 2000E et seq.; the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. 1001 et. seq.; the Age Discrimination in Employment Act, as amended; and the Civil Rights Act of 1991; and any claims for attorney's fees, expenses, or costs of litigation.

12. Additionally, as consideration for the outplacement as described above in Paragraph 5, you promise not to disparage or otherwise reflect negatively upon the Company, its personnel or its business practices. You further agree to keep the terms of this agreement completely confidential.

13. This agreement supersedes all other Agreements or understandings, written or oral, that you may have had with ADVO, Inc. on the subject matter discussed above, except the ongoing obligations contained in the Employment Agreement, which will continue in full force and effect.

14. You agree that if you should knowingly violate the terms of this Agreement, or attempt to repudiate the release, you will reimburse the Company for all related costs, including attorney's fees.

15. You acknowledge that you have read this Agreement carefully and fully understand its terms. You have been advised to seek counsel and have had an opportunity to do so, and you are executing this Agreement voluntarily and knowingly. You also acknowledge that you have had a reasonable time to consider this Agreement. You fully understand that signing this Agreement waives all legal claims against ADVO based on any actions taken by ADVO up to the date of the signing of this Agreement.

16. In the event that any provision of this Agreement is held to be void and unenforceable by a Court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been deleted. This Agreement shall be governed by and construed under the laws of the State of Connecticut and shall not be modified, in whole or in part, except by agreement in writing signed by ADVO and you.

17. I, Robert Kamerschen, will at the next regular ADVO Board Meeting, recommend to the Board that they accelerate the vesting of your September and December, 1996, restricted stock vestings to the date of that Board Meeting.

18. During your job search, you will be entitled to use your ADVO long distance credit card for job search purposes.

19. For the first 90 days following May 3, 1996, Jodi Mickey will be available for administrative support.

If you have any questions concerning this matter, please discuss them with me as soon as possible.

Mr. Joseph P. Durrett
May 1, 1996
Page Four


Please signify your acceptance of this Agreement by signing and returning a copy to me no sooner than May 24, 1996 and no later than June 5, 1996. You will have seven days thereafter within which you can repudiate this Agreement, whereafter it will be final. We will proceed to implement this Agreement as if you will sign it, but if you fail to do so you will not be entitled to outplacement as described in Paragraph No. 5.


Sincerely,



Robert Kamerschen



Accepted and agreed to this           day of                  , 1996.
                           -----------      ------------------


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Joseph P. Durrett